Exhibit 10.1

Conagra Brands, Inc.

2023 Stock Plan

SECTION 1

Name and Purpose

1.1	Name. The name of the plan shall be the Conagra Brands, Inc. 2023 Stock Plan (the “Plan”).

1.2	Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase shareholder value by:

(a)	motivating performance by means of stock incentives,

(b)	encouraging and providing for the acquisition of an ownership interest in the Company by Participants, and

(c)	enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.

SECTION 2

Definitions

2.1	Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular section of the Act shall include all successor sections and shall also be deemed to include all related regulations, rules and interpretations.

“Agreement” means the agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of one or more Awards granted to a Participant under the Plan. An Agreement may be in any electronic medium, may be limited to a notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

“Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share or Other Stock-Based Award granted under the Plan, including Awards combining two or more types of the foregoing Awards in a single grant.

“Board” means the Board of Directors of Conagra Brands, Inc.

“Change of Control” means, except as may be otherwise prescribed by the Committee in an Agreement, the occurrence of any of the following events:

(a)

Individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a member of the Board subsequent to the effective date of this Plan whose election, or nomination for the election by the Company’s shareholders, was approved by a vote of at least a majority of the Board members then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board as of the effective date of this Plan;

(b)

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of Conagra Brands, Inc. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Voting Power of the reorganized, merged or consolidated entity;

(c)	A liquidation or dissolution of Conagra Brands, Inc.; or

(d)	The sale of all or substantially all of the assets of Conagra Brands, Inc.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include all successor sections and shall also be deemed to include all related regulations, rules and interpretations.

“Committee” means the Human Resources Committee of the Board or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

“Company” means Conagra Brands, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.

“Eligible Director” means a person who is serving as a member of the Board and who is not an Employee.

“Employee” means any employee of the Company.

“Executive Incentive Plan” means the Conagra Brands Executive Incentive Plan, as in effect from time to time, or any successor plan.

“Fair Market Value” means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are principally traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value means the closing price on the immediately preceding date on which Stock transactions were so reported. The Committee is authorized to adopt another Fair Market Value pricing method, provided such method is stated in the Agreement, and is in compliance with the fair market value pricing rules set forth in Code Section 409A.

“Incentive Stock Options” means Options that are intended to qualify as “incentive stock options” under Code Section 422 or any successor provision.

“Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option or (ii) a Nonqualified Stock Option.

“Other Stock-Based Award” means an award of a share of Stock or a unit of Stock to a Participant (including, without limitation, deferred stock units granted in lieu of all or a portion of a Participant’s compensation or bonus) that is denominated or payable in, valued in whole or in part by reference to, or is otherwise based on the Fair Market Value of, a share of Stock, in each case subject to such terms and conditions as the Committee may determine.

“Participant” means any Employee, Eligible Director, or consultant (provided that such person satisfies the Form S-8 definition of an “employee”) designated by the Committee to participate in the Plan.

“Performance Share” means an award for which the grant, issuance, retention, vesting and/or settlement is subject to the satisfaction of one or more of the performance criteria established by the Committee or under the Executive Incentive Plan, if applicable.

“Plan” means this Conagra Brands, Inc. 2023 Stock Plan, as in effect from time to time.

“Prior Plan” means the Conagra Brands, Inc. 2014 Stock Plan or any predecessor plan thereto.

“Recycled Prior Plan Shares” means any shares of Stock subject to an award under the Prior Plan which are eligible for recycling under the terms of the Prior Plan.

“Restricted Stock” means a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

“Restricted Stock Unit” means the right to receive or vest with respect to one or more shares of Stock (or as otherwise determined by the Committee), subject to such terms and conditions as the Committee may establish.

“Stock” means the Common Stock of Conagra Brands, Inc., par value $5.00 per share.

“Stock Appreciation Right” or “SAR” means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, or a combination of the foregoing, as determined by the Committee, equal to the excess of (i) the aggregate Fair Market Value, as of the date such SAR is exercised, of the number shares of Stock covered by the SAR being exercised over (ii) the aggregate exercise price of such SAR.

“Subsidiary” means any corporation, partnership, joint venture or other entity in which Conagra Brands, Inc. owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest (within the meaning of Code Section 414(c)) of such entity.

“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board in the case of Conagra Brands, Inc., or members of the board of directors or similar body in the case of another entity.

2.2

Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

Eligibility and Participation

The only persons eligible to participate in the Plan shall be those Participants selected by the Committee or a Committee designee to whom such authority has been delegated pursuant to Section 4.4.

SECTION 4

Powers of the Committee

4.1

Committee Members. Subject to Section 4.4, the Plan shall be administered by the Committee comprised of no fewer than two members of the Board. Each Committee member shall satisfy the requirements for:

(a)	an “independent director” for purposes of the Company’s Corporate Governance Principles,

(b)

an “independent director” under any rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time, and

(c)

a “non-employee director” for purposes of Rule 16b-3 under the Act. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan (with such recusals as may be appropriate) that would otherwise be the responsibility of the Committee.

4.2

Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, the number of shares of Stock subject to each Award, and the terms and conditions of any and all such Awards. Awards granted by the Committee need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or other factors the Committee deems appropriate.

4.3

Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

4.4	Delegation by Committee. To the full extent permitted by law and the rules of any exchange on which the shares of Stock are traded, the Committee may, at any time and from time to time:

(a)	delegate to one or more of its members any or all of its responsibilities and powers, including all responsibilities and authority described under Sections 4.2 and 4.3;

(b)

delegate to any individual officer of the Company the authority to grant Awards under the Plan on the same basis as the Committee (although such officer cannot use this authority to grant awards to an employee who is an officer, Eligible Director, or more than 10% beneficial owner of any class of Conagra Brands, Inc.’s equity securities that is registered pursuant to Section 12 of the Act, as determined by the Committee in accordance with Section 16 of the Act, or himself or herself); and

(c)	grant authority to Employees or designate Employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.

4.5

International Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	determine which Participants (if any) employed by the Company outside the United States are eligible to participate in the Plan,

(b)	modify the terms and conditions of any Awards made to such Participants, and

(c)	establish subplans and modified Option exercise procedures and other Award terms and procedures to the extent such actions may be necessary or advisable.

No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

SECTION 5

Stock Subject to Plan

5.1

Number. Subject to the provisions of Sections 5.4 and 5.5, the number of shares of Stock subject to Awards under the Plan may not exceed (i) 17,400,000 shares of Stock, plus (ii) Recycled Prior Plan Shares.

5.2

Limit on Incentive Stock Options. Notwithstanding anything in this Section 5, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 5.5 of this Plan, the aggregate number of shares of Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 17,400,000.

5.3

Other Limits. Notwithstanding anything in this Section 5 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 5.5, no awards will be granted to any one participant who is a non-employee Director in any fiscal year under the 2023 Stock Plan that will cause the total compensation in cash and equity paid to such participant for such service to exceed $1,000,000 in such fiscal year.

5.4

Cancelled, Terminated, Forfeited or Surrendered Awards. Any shares of Stock subject to an Award that for any reason is cancelled, is terminated, lapses, expires, is forfeited, becomes unexercisable for any other reason or is settled for cash (in whole or in part) will, to the extent of such cancellation, termination, lapse, expiration, forfeiture, non-exercisability or cash settlement, again be available for Awards under the Plan; provided, however, that the following shares of Stock may not again be made available for issuance of Awards under the Plan:

(a)	shares used to pay the exercise price of an outstanding Award,

(b)	shares used to pay withholding taxes related to an outstanding Option or SAR Award, or

(c)	shares not issued or delivered as a result of the net settlement of an outstanding SAR.

In the event withholding tax liabilities arising from an Award other than an Option or SAR are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall again be available for Awards under the Plan, but only to the extent such withholding tax liabilities do not exceed minimum amounts of taxes required to be withheld; provided, however, that such recycling of shares for tax withholding purposes is limited to 10 years from the date of shareholder approval of the Plan if such recycling involves shares that have actually been issued by the Company.

5.5

Adjustment in Capitalization. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend, or any corporate transaction such as a reorganization, reclassification, merger, consolidation, combination or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than a cash dividend that is not an extraordinary cash dividend) results in the outstanding shares of Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of Conagra Brands, Inc., or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of Conagra Brands, Inc. or of any other corporation being received by the holders of outstanding shares of Stock), or a material change in the market value of the outstanding shares of Stock as a result of the change, transaction or distribution, then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, to any Award terms including adjustment in:

(a)	the number and type of shares of Stock (or other property) available for the grant of Awards, and the share limits and related provisions, under Section 5,

(b)	the number and type of shares (or other property) and exercise price with respect to outstanding Options and SARs, and

(c)

the number, prices and dollar value, plus any other Award terms, of other outstanding Awards; provided, however, that any adjustment to the number specified in Section 5.2 will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event described in this Section 5.5 or a Change of Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. Any adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.

5.6

Dividend Equivalent Rights. No dividends or dividend equivalents shall be paid on Options or SARs. The Committee may at the time of the grant of a Restricted Stock, Restricted Stock Unit, Performance Share, or Other Stock-Based Award provide that any dividends declared on common stock or dividend equivalents be either:

(a)	accumulated for the benefit of the Participant and paid to the Participant after the expiration of any restrictions and/or achievement of applicable performance goals, or

(b)	not paid or accumulated.

5.7	Assumed, Converted or Substitute Awards. Notwithstanding anything in this Plan to the contrary:

(a)

Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock or stock-based awards held by participants of an entity engaging in a corporate acquisition or merger transaction with the Company. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Code Section 409A. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)

In the event that a company acquired by the Company or with which the Company merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company prior to such acquisition or merger.

(c)

Any shares of Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 5.7(a) or 5.7(b) above will not count against the limits contained in Section 5 of the Plan, provided in each case that the requirements for the exemption for mergers and acquisitions under rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time are met. In addition, no shares of Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of the Company under Sections 5.7(a) and 5.7(b) above will be added to the aggregate plan limit contained in Section 5.1 of the Plan.

5.8

Certain Limitations on Awards. Except as set forth in the following sentence, or as specified by the Committee in an Award with respect to the occurrence of a Change of Control, death, disability or termination of employment or service, no performance-based Award shall be based on a performance period of less than one year, and no Award that is conditioned on continued employment or the passage of time shall provide for vesting in less than one year. Notwithstanding the foregoing, a maximum of 5% of the aggregate number of shares of Stock available for issuance under this Plan may be issued without regard to such one-year minimum performance or vesting requirement. The limitations of this Section 9.5 shall not apply to Awards under Section 5.7 of this Plan.

SECTION 6

Stock Options

6.1	Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types:

(a)	Incentive Stock Options, and

(b)	Nonqualified Stock Options.

Each Option shall be evidenced by an Option Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option, including in the event of death, retirement, disability, termination of employment or service, or Change of Control, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Only Participants who are Employees shall be eligible to receive Incentive Stock Options.

6.2

Option Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.5 or as permitted under Section 5.7, Nonqualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted.

6.3

Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted. In addition, the Committee may provide in any Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Committee.

6.4

Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment:

(a)	by tendering, by either actual delivery of shares or by attestation, shares of Stock already owned by the Participant valued at its Fair Market Value on the date of exercise, or

(b)

by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. Subject to applicable law, the Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any withholding taxes resulting from such exercise. The Committee may approve other methods of payment. As soon as practicable after receipt of a notice of exercise and full payment of the exercise price, the Company shall deliver to the Participant, either by electronic means or by stock certificate or certificates, the acquired shares of Stock.

6.5

Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, except with respect to the Committee’s discretion to terminate or adjust awards under Section 5.5, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Code Section 422, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Code Section 421. Incentive Stock Options may only be granted to Participants who are Employees.

6.6

No Reload Grants. Options shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option or SAR.

SECTION 7

Director Awards

7.1

Director Awards. Any Award, or formula for granting an Award, under the Plan to Eligible Directors shall be approved by the Board and subject to any director compensation limits adopted by the Board. With respect to Awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board.

SECTION 8

Stock Appreciation Rights

8.1

SARs In Tandem with Options. SARs may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each SAR granted in tandem with an Option shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any SAR granted in tandem with an Option, the corresponding Option shall terminate.

8.2

Other SARs. SARs may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

8.3

SAR Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.5 or as permitted under Section 5.7, SARs granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the SAR is granted.

8.4

Exercise of SARs. SARs awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, and the Committee may provide for the earlier exercisability of such SARs, including in the event of the retirement, death or disability of the Participant or a Change of Control. Notwithstanding the foregoing, no SAR shall be exercisable for more than ten years after the date on which it is granted. In addition, the Committee may provide in any Agreement for the automatic exercise of a SAR upon such terms and conditions as established by the Committee.

8.5

Payment. The Committee shall establish procedures governing the exercise of SARs, which shall require that notice of exercise be given and that the Participant satisfy any tax withholding requirements resulting from such exercise as provided in Section 11.4. As soon as practicable after receipt of a notice of exercise and full payment of any withholding taxes, the Company shall deliver to the Participant either by electronic means or by stock certificate or certificates the acquired shares of Stock.

8.6

No Reload Grants. SARs shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other SAR or Option.

SECTION 9

Restricted Stock; Other Stock-Based Awards; Certain Limitations on Awards

9.1

General. Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and Performance Shares may be granted to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as shall be determined by the Committee.

9.2

Grant of Restricted Stock. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company or the Participant, or other restrictions, as the Committee may determine. The Committee may provide for the earlier termination of such restrictions, including in the event of the retirement, death or disability of the Participant or a Change of Control.

9.3

Other Stock-Based Awards. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive or vest with respect to, one or more shares of Stock (or the equivalent cash value of such Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of one or more performance objectives. Such Other Stock-Based Awards may include Restricted Stock Units, Performance Shares, and Stock awards permitted under Sections 7.1 and 9.5. Notwithstanding anything to the contrary contained in this Plan, any grant of an Award under this Section 9.3 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such Other Stock-Based Award, including in the event of the retirement, death or disability of the Participant or a Change of Control.

(a)	Restricted Stock Unit. Settlement of a Restricted Stock Unit upon expiration of the deferral or vesting period shall be made in Stock or otherwise as determined by the Committee.

(b)

Performance Shares Generally. Each grant of Performance Shares shall be subject to the satisfaction of one or more of the performance goals established by the Committee with respect to the performance period established by the Committee. After the applicable performance period has ended, the Committee shall determine if all or any portion of the Performance Share is earned by a Participant. The earned portion of a Performance Share may be paid out in shares of Stock or cash, or a combination of the foregoing, as the Committee may determine.

9.4	Performance Goals. The performance goals selected by the Committee for any Awards may be based on one or more of the performance measures described in the non-exhaustive list in Section 9.4(b) below.

(a)

The specific performance goal(s) and measure(s) for each such Performance Share may be established by the Committee within 90 days after the commencement of the performance period to which the performance goal(s) and measure(s) relates or relate. Shares of Stock subject to such Performance Shares shall be payable following the completion of each performance period (unless deferred consistent with Code Section 409A), and only after certification in writing by the Committee that the specified performance goal(s) established under the Plan was or were achieved. Unless the Committee specifies otherwise in the terms of such a Performance Shares, payment shall be made on or before the later of (i) the fifteenth day of the third month that begins after the month containing the end of the applicable fiscal year (with the applicable fiscal year being the fiscal year containing the end of the performance period for which performance is certified), or (ii) the fifteenth day of the third month that begins after the end of the Participant’s tax year that contains the end of the performance period for which performance is certified. Such Performance Shares may be paid in cash or shares of Stock, or a combination of the foregoing, as determined by the Committee. In determining whether any performance goal was attained and whether any performance goal should be adjusted during a performance period, the rules in the Executive Incentive Plan and any specific adjustment criteria adopted by the Committee at the time of grant of such Performance Shares shall apply.

(b)	The performance measures for Performance Shares may include, but are not limited to, the following measures:

•   cash flow;

•   free cash flow;

•   operating cash flow;

•   earnings;

•   market share;

•   economic value added;

•   achievement of annual operating budget;

•   expense targets;

•   working capital targets;

•   the achievement of certain target levels of innovation and/or development of products;

•   profits;

•   profit contribution margins;

•   profits before taxes;

•   profits after taxes;

•   operating profit;

•   return on assets;

•   return on investment;

•   return on equity;

•   operating efficiency;

•   measures related to acquisitions or divestitures;

•   formation or dissolution of joint ventures;

•   corporate bond rating by credit agencies;

•   return on invested capital;

•   gross sales;

•   net sales;

•   sales volume;

•   stock price;

•   total shareholder return;

•   dividend ratio;

•   price-to-earnings ratio;

•   customer satisfaction metrics;

•   debt to equity or leverage ratios; or

•   financial performance measures determined by the Committee that are sufficiently similar to the foregoing.

(c)

If more than one individual performance measure is specified by the Committee in defining performance goals for a Performance Share, the Committee shall also specify, in writing, whether one, all or some other number of such performance goals must be attained in order for the performance measures to be met.

(d)

Each performance goal may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company. Each performance goal may be based upon growth, may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, may be made relative to an index or one or more of the performance goals themselves, may be based on or otherwise employ comparisons based on internal targets or the past performance of the Company and, in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, investments or assets or net assets.

(e)

Subject to any operating rules that may be adopted by the Committee, the Committee may make adjustments to the level of achievement of any performance goals to take into account unusual or nonrecurring items or events, including, but not limited to, the following:

•   restructuring charges (e.g., severance, contract termination fees, consulting fees);

•   mergers, acquisitions, or divestitures, including supporting costs;

•   material changes in business, operations, corporate or capital structure;

•   impairments and other write-offs;

•   the movement of an operation into discontinued operations after the start of the performance period;

•   foreign exchange or hedge-related gains and losses;

•   non-operating/non-cash gains/losses;

•   litigation or claim adjudication, judgments or settlements (whether positive or negative);

•   adjustments to prior year tax liabilities; and

•   the cumulative effects of accounting changes.

9.5

Section 83(b) Election. The Committee may provide in an Award Agreement that the Award is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning an Award, the Participant shall be required to promptly file a copy of such election with the Company.

SECTION 10

Amendment, Modification, and Termination of Plan

10.1

General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 10.1. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code Section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code Section 409A to become subject to Section 409A. Furthermore, except as provided under Section 5.5, and for purposes of applicable stock exchange rules, the Board may not make any amendment which would materially:

(a)	modify the requirements for participation in the Plan,

(b)	increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1,

(c)	change the minimum exercise price for stock options or SARs as provided in Section 6.2 and Section 8.3, or

(d)	extend the term of the Plan, in each case without the approval of a majority of the outstanding shares of Stock entitled to vote thereon.

Except as specifically provided in the Plan or except to the minimum extent necessary to comply with applicable law, no amendment or modification of the Plan shall materially and adversely affect the rights of any Participant with respect to a previously granted Award without the written consent of the Participant.

10.2	Amendment of Agreement.

(a)

If permitted by Code Section 409A, the Committee may, at any time, amend the terms of outstanding Awards in a manner not inconsistent with the terms of the Plan; provided, however, that except as provided in Section 5.5 or in connection with a Change in Control, or except to the minimum extent necessary to comply with applicable law, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend the terms of an outstanding Award in a manner that is not unfavorable to the Participant without the consent of such Participant.

(b)

Except for adjustments as provided in Section 5.5 or in connection with a Change of Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs, or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, without approval of the Company’s shareholders. The immediately preceding sentence is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 5.5 of the Plan.

10.3

Detrimental Activity and Recapture Provisions. All Awards shall be subject to the Committee’s right to cancel such Awards and/or to impose forfeitures to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002. Subject to other terms and conditions as may be specified in an Agreement, if the Committee determines that a present or former Employee or Eligible Director has:

(a)	used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company,

(b)	breached any contract with or violated any fiduciary obligation to the Company, or

(c)	engaged in any conduct which the Committee determines is injurious to the Company, the Committee may cause that Employee or Eligible Director to forfeit his or her outstanding Awards under the Plan.

In addition, notwithstanding anything in this Plan to the contrary, any Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Act, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Stock may be traded.

SECTION 11

Miscellaneous Provisions

11.1

Nontransferability of Awards. Except as otherwise provided by the Committee, no Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event will any Award granted under the Plan be transferred for value.

11.2

Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant and will be effective only when filed in writing with the Company during the Participant’s lifetime. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant’s surviving spouse, if any, or otherwise by the Participant’s estate.

11.3

No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. No individual shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

11.4

Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. Unless not permitted by the Committee at the time of the grant of an Award, a Participant may elect, subject to such conditions as the Committee shall impose, including but not limited to conditions and restrictions intended to comply with securities laws, Company policies regarding trading in securities and intended accounting treatment, to satisfy any tax withholding:

(a)

by having shares of Stock otherwise issuable under the Plan withheld by the Company or by delivering to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant’s statutory minimum applicable withholding tax obligation associated with the transaction, or

(b)	by remitting cash or a check.

Subject to any rules established by the Company, the Participant may engage in additional tax withholding above the statutory minimum applicable withholding requirements, up to the maximum amount permissible regarding the Award, in accordance with applicable law, provided that (x) such additional tax withholding is specifically authorized by the Committee, (y) such additional tax withholding does not cause adverse accounting consequences for the Company, and (z) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to such transaction.

11.5

Special Rule Related to Securities Trading Policy. The Company has established a securities trading policy (the “Policy”) relative to disclosure and trading on inside information as described in the Policy. Under the Policy, certain Employees and Eligible Directors are prohibited from trading Stock or other securities of the Company except during certain “window periods” as described in the Policy. If, under the terms of the Agreement, the last day on which an Option or SAR can be exercised falls on a date that is not, in the opinion of counsel to the Company, within a window period permitted by the Policy, the applicable exercise period shall automatically be extended by this Section 11.5 until the second business day of, in the opinion of counsel to the Company, a window period under the Policy, but in no event beyond the expiration date of the Options or SARs. The Committee shall interpret and apply the extension automatically provided by the preceding sentence to ensure when possible without extending the exercise period beyond the expiration date that in no event shall the term of any Option or SAR expire except during a window period.

11.6

Recoupment or Clawback. Notwithstanding any other provisions in this Plan or an Agreement, the Committee may cancel any Award to a Participant, require reimbursement of any such Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any recoupment or clawback policies adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the requirements of any national securities exchange or system upon which Shares are then listed or traded, or to comport with good corporate governance practices, as such policies may be amended from time to time. By accepting an Award under this Plan, each Participant agrees to be bound by the recoupment or clawback policy, as in effect or as may be adopted or modified from time to time by the Company in its discretion. No recovery of compensation under such a recoupment or clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

11.7

Agreements with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Each grant of an Award to a Participant shall be evidenced by an Agreement in such form as is determined by the Committee (or, subject to applicable law, its designee pursuant to Section 4.4) setting forth the terms and conditions of such Award.

11.8

Company Intent. The Company intends that the Plan and any grants thereunder comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan or Agreements shall be interpreted to give effect to such intention. With respect to Participants covered by the Company’s Executive Incentive Plan and to the extent not inconsistent with the terms of this Plan, the provisions of the Company’s Executive Incentive Plan shall apply to Awards under this Plan.

11.9

Unfunded Plan. This Plan shall be unfunded. Bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, but any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards.

11.10

Fractional Shares. The Company shall not be required to issue any fractional shares of Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

11.11

Code Section 409A. Unless the Committee expressly determines otherwise, Awards are intended to be exempt from Code Section 409A as stock rights or short-term deferrals and, accordingly, the terms of any Awards shall be construed and administered to preserve such exemption (including with respect to the time of payment following a Change of Control). To the extent that Section 409A applies to a particular Award granted under the Plan (notwithstanding the preceding sentence), then the terms of the Award shall be construed and administered to permit the Award to comply with Section 409A, including, if necessary, by delaying the payment of any Award payable upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and determined consistently for all Company arrangements that are subject to Code Section 409A), for a period of six months and one day after such Participant’s separation from service (as defined in Code Section 409A, but treating the Company as constituting a single service recipient unless the Committee timely provides otherwise). In the event anyone is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Code Section 409A (Non-compliance), then neither the Company, the Committee, the Board nor its or their employees, designees, agents or contractors shall be liable to any Participant or other persons in connection with any Non-compliance, except to the extent the Non-compliance was the direct result of any Company action or failure to act that was undertaken in bad faith.

11.12

Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of shares of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no Awards shall be granted or payment made or shares of Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

11.13

No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, neither the Company, the Board nor the Committee represents or warrants the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

11.14

Effective Date/Termination. The Plan was adopted by the Board of Directors on July 20, 2023 and shall be effective upon its approval by the Company’s shareholders at the 2023 annual shareholders’ meeting. No Award shall be granted under the Plan on or after the 10th anniversary of the effective date of the Plan, or such earlier date as may be determined by the Board, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. No termination of the Plan shall adversely affect any Award previously granted.

11.15	Prior Plan. Upon shareholder approval of the Plan pursuant to Section 11.14, no new awards will be granted under the Prior Plan.

11.16	Governing Law. The Plan, and all Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.